Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces Final Results of Cash Tender Offer

DEERFIELD, III. – Dec. 18, 2013 – Mondelēz International, Inc. today announced the final results for its previously announced cash tender offer (the “Tender Offer”) for its 6.500% Notes due 2017 (the “Priority 1 Notes”), 6.125% Notes due 2018 (the “Priority 2 Notes”), 6.125% Notes due 2018 (the “Priority 3 Notes”) and 5.375% Notes due 2020 (the “Priority 4 Notes” and, together with the Priority 1 Notes, the Priority 2 Notes and the Priority 3 Notes, the “Notes”).

The company had previously accepted for purchase $908,215,000 of the Priority 1 Notes, $727,027,000 of the Priority 2 Notes, $329,771,000 of the Priority 3 Notes and $1,465,807,000 of the Priority 4 Notes, which had been validly tendered and not validly withdrawn as of 5:00 p.m., Eastern time, on December 3, 2013 (the “Early Tender Deadline”). Payment for all notes accepted for purchase thereby was made on December 11, 2013.

The Tender Offer was made pursuant to an Offer to Purchase, dated November 19, 2013 (the “Offer to Purchase”) and related Letter of Transmittal, also dated November 19, 2013 (the “Letter of Transmittal”), which set forth a description of the terms and conditions of the Tender Offer.

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the expiration of the Tender Offer at 11:59 p.m., Eastern time, on December 17, 2013 (the “Expiration Time”) are outlined in the table below.

Title of Security	CUSIP Number	Acceptance Priority Level	Aggregate Principal Amount Outstanding(1)	Aggregate Principal Amount Tendered After the Early Tender Deadline	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
6.500% Notes due 2017	50075NAS3	1	$1,500,000,000	$1,612,000	$909,827,000	60.66%
6.125% Notes due 2018	50075NAU8	2	$1,403,875,000	$1,892,000	$728,919,000	51.92%
6.125% Notes due 2018	50075NAV6	3	$811,457,000	$4,339,000	$334,110,000	41.17%
5.375% Notes due 2020	50075NBA1	4	$2,849,960,000	$1,333,000	$1,467,140,000	51.48%

(1)	As of the commencement of the Tender Offer.

Subject to the terms and conditions of the Tender Offer, the company expects that it will accept for purchase all Notes validly tendered and not validly withdrawn prior to the Expiration Time. The settlement for the Notes tendered after the Early Tender Deadline and accepted by the company is currently expected to take place on December 18, 2013.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal.

BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, BNP Paribas Securities Corp. and Deutsche Bank Securities Inc. served as Lead Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to BofA Merrill Lynch at 888-292-0070 (toll free) or 980-387-3907 (collect), to Credit Suisse Securities (USA) LLC at 800-820-1653 (toll free) or 212-538-2147 (collect), to BNP Paribas Securities Corp. at 888-210-4358 (toll free) or 212-841-3059 (collect) or to Deutsche Bank Securities Inc. at 866-627-0391 (toll free) or 212-250-2955 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which acted as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 212-430-3774; all others toll free at 866-924-2200.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend,” “expect” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about the terms and conditions of, and completion of, the tender offer. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.